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                                                                    Exhibit b(3)

                                    AGREEMENT

Between the undersigned:

1. BANQUE NATIONALE DE PARIS (hereinafter referred to as the BANK), joint stock company with capital of FF 5,185,874,825, having its headquarters at 16, boulevard des Italiens, Paris 9eme, and entered in the Corporate Register under no. B 662 042 499, represented by Mr. Yves Lebidois, acting as Department Director, and Mrs. Dominique Potier-Bassoulet, acting as Under-Director,


and


2. PUBLICIS company (hereinafter referred to as the BORROWER), joint stock with capital of FF 201,528,125, having its headquarters at 133, avenue des Champs Elysees, Paris 8eme, and entered in the Corporate Register under no. B 542 080 604, represented by Mr. Jean-Paul Morin, acting as Secretary General, which have stated and agreed to the following:



ARTICLE 1 - CREDIT LINE - AMOUNT - DURATION
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                                      -2-


To provide partial financing for BORROWER's operating requirements, the BANK is willing to grant to Publicis SA a credit line to be utilized in French francs, pounds sterling, German marks, United States dollars, Swiss francs, and ECU's, in the maximum amount of the exchange value in French francs of FF 200,000,000 (two hundred million French francs), hereinafter referred to as the Total Authorized Amount.


The credit line is granted for a period of 364 days beginning with the date on which this Agreement is signed.


ARTICLE 2 - DETAILS OF UTILIZATION

The funds shall be provided on BORROWER's current accounts at BNP Champs Elysees, upon request by BORROWER by means of a drawing notice in accordance with the sample contained in Annex 1, subject to the proviso that it is for a minimum unit amount equivalent to the exchange value of FF 10 million.

Said drawing notice shall reach the BANK at the latest at 10:00 a.m. two working days before the funds are provided.
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                                      -3-


BORROWER undertakes to comply with the principle that the total utilizations of the line shall at no time exceed the Total Authorized Amount of the credit line.

In case of renewal in a currency other than that chosen for the preceding period, BORROWER shall reimburse the drawing in the preceding currency.

Operations resulting from the functioning of this Agreement shall be recorded in the special accounts comprising simple accounting tables, which shall not result in the legal effects related to current accounts.


ARTICLE 3 - UNAVAILABILITY OF THE CURRENCY

If the BANK realizes, either at the time of any utilization or at the time of a new interest period, that one or several currencies are unavailable on the Paris interbank market, it shall so advise BORROWER as soon as possible. BORROWER and the BANK shall consult in order to reach an agreement on the replacement currency or a possible return to the French franc.

If an agreement is not reached within ten days, the current drawing shall be automatically considered to be payable, and BORROWER shall reimburse it, including principal,
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                                      -4-


interest, expenses, and any incidentals or costs incurred by the BANK due to the unavailability of the currency used.

The amount in French francs that is to be reimbursed shall be determined as a function of the most recent exchange rate for the currency in which the drawing was then denominated.


ARTICLE 4 - INTEREST

For drawings in French francs, the applicable rate shall be the TIOP for the selected period displayed by the AFB at noon on the day before the date for provision of the funds, to which 0.125% is added. The interest shall be calculated according to the product method on the basis of one calendar year according to the exact number of days.

For drawings in other currencies, the applicable rate shall be the rate two days before the date for provision of the funds, based on the LIBOR rate for the selected period published at 11:00 a.m. (London time) on the market for the currency concerned, to which 0.125% is added. The interest shall be payable in the currency of the drawing and calculated on the exact number of days for the period of utilization with a divisor of 365 for the pound sterling and 360 for the other currencies.
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                                      -5-


The interest period shall be 1, 2, 3, or 6 months, as chosen by BORROWER. The interest shall be paid at the end of said period.


ARTICLE 5 - MARKET DISRUPTION

If the market is disrupted (a gap greater than 0.5% between the offered rate and the requested rate, non-publication or unavailability of the LIBOR/PIBOR), BANK and BORROWER shall negotiate as quickly as possible in order to reach an agreement on a solution appropriate for the new situation.


ARTICLE 6 - ANNUALIZED PERCENTAGE RATE

In accordance with Article 1 313-2 of the Consumer Code, it is hereby specified for information only that, based on the credit rate indexed on the TIOP and the expenses related to that credit, the annualized percentage rate, assuming total utilization and based on an actuarial rate for the period of .....%, the .....
would be .....% per year.
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                                      -6-


ARTICLE 7 - COMMITMENT FEE

The operation shall result in a commitment fee being charged in French francs at a rate of 0.0625% per year on the Total Authorized Amount. That fee, which shall be due from the date of signature until this Agreement expires, shall be payable quarterly in advance. It shall be calculated on the basis of the real number of days that have elapsed and a year containing 360 days. The commission shall remain completely and definitively acquired by the BANK.


ARTICLE 8 - EARLY REIMBURSEMENT / RELINQUISHMENT

BORROWER may relinquish the unused line of credit, either in whole or in part. The early relinquishment or reimbursement shall take effect one month after notification thereof by certified mail.


ARTICLE 9 - EARLY PAYABILITY

In any of the following cases, the amounts referred to above shall be payable and no further utilization may be claimed:
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                                      -7-


    - Liquidation or court-ordered recovery, or cessation of operation by BORROWER

    - Failure by BORROWER to fulfill any of the commitments it has entered into in this Agreement, particularly under Article 9 ("Commitments by Borrower")

    - Non-payment when due of a sum that has become payable pursuant to this Agreement

    - Merger, demerger, dissolution, or a change in the activity of BORROWER

If any of the above cases occurs, BANK may demand payment of all amounts due to it eight days after notification by sending a certified letter to BORROWER.


ARTICLE 10 - COMMITMENTS OF BORROWER

BORROWER undertakes to do the following:

    - Immediately inform the BANK of any events that could significantly reduce its assets or significantly increase the volume of its obligations
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    - Immediately inform the BANK of any events or circumstances that are liable to comprise or become one of the cases specified in Article 8 ("Early Payability").


ARTICLE 11 - NEW CIRCUMSTANCES

The conditions for reimbursement of the BANKS for this credit line have been established in accordance with statutory requirements as of the date this Agreement was signed. If a measure is imposed on the BANK or if a court ruling results in an additional charge that would reduce the compensation due to it, BORROWER and the BANK shall consult as soon as possible in order to reach an agreement on a solution that will enable any difficulties encountered to be resolved.


ARTICLE 12 - APPLICABLE LAW - SETTLEMENT OF DISPUTES

This Agreement shall be subject to French law; interpretation or performance of the Agreement shall fall exclusively within the jurisdiction of the courts of Paris.
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                                      -9-


ARTICLE 13 - DECLARATION

BORROWER declares that it is a duly constituted company that is fully entitled to enter into this Agreement and to perform the activities corresponding to its corporate purpose.


ARTICLE 14 - SELECTION OF ADDRESS

The following addresses have been selected for performance of this Agreement and the consequences thereof:

    - For the BANQUE NATIONALE DE PARIS, its Champs Elysees branch located at 37, avenue des Champs Elysees, 75008 Paris

    - For PUBLICIS SA, its headquarters at the address indicated above


ARTICLE 15 - TAXES AND EXPENSES
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                                      -10-


All present and future taxes and duties of any kind on the interest and principal of the amounts that may be payable by BORROWER shall be paid by it, including those that may be legally owed by the BANK.

BORROWER shall pay all expenses, charges, and fees applicable to the provision of securities and their renewal and, in general, any of them that may relate to this Agreement or that may be the result or consequence thereof, including any advances for the expenses of preserving the securities that have been provided.

Signed in Paris on May 2, 1997, in two copies

/s/ Signature of Publicis                             /s/ Signature of the BANK
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                                                                        Annex 1


                              DRAWNDOWN NOTICE FORM

TO:   BANQUE NATIONALE DE PARIS

(Department)

(Address)

To the attention of M......

Telex ....

Fax ....

RE: Credit Line Agreement for 364 days in the amount of 200,000,000 French francs dated ..............


Gentlemen:


In accordance with Article 2 -- METHOD OF UTILIZATION of the abovecaptioned Agreement, please be advised that we wish to draw down the amount listed below as follows:

-  Date: ...
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-  Currency: ...

-  Amount: ...

-  Duration: ....

-  Interest period selected: ...

-  Account which should be credited (and other required instructions)

We confirm that the representations made in Article 9 -- BORROWER'S COMMITMENTS are still valid and correct and that no change has occurred which could have a materially adverse effect on the financial position of the BORROWER, nor has any change taken place which could result in the filing required under Article 356-1 of the Law of July 24, 1996 on commercial companies.

Very truly yours.

                                      AUTHORIZED REPRESENTATIVE OF THE BORROWER

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